Exhibit 18

Calculation of Filing Fees Tables

Form N-14

(Form Type)

Gladstone Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Debt	3.75% Notes due 2027	457(a)	$50,000,000	—	$50,000,000	0.0000927	$4,635
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amount					$50,000,000		$4,635
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$4,635

(1)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(a) and 457(f)(2) of the Securities Act of 1933.